Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 10, 2021 is by and among (i) Mudrick Capital Acquisition Corporation II, a Delaware corporation, (ii) Titan Merger Sub I, Inc., a Delaware corporation, (iii) Titan Merger Sub II, LLC, a Delaware limited liability company, (iv) Topps Intermediate Holdco, Inc., a Delaware corporation, and (v) Tornante-MDP Joe Holding LLC, a Delaware limited liability company (collectively, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined in this Amendment shall have respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into the Agreement and Plan of Merger, dated as of April 6, 2021(the “Merger Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement (pursuant to and in accordance with Section 13.10 of the Merger Agreement), on the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions set forth in this Amendment, the Parties, intending to be legally bound, agree as follows:

1. Amendments to the Merger Agreement. Effective as of May 10, 2021,

(a) Exhibit A of the Merger Agreement is hereby replaced with Exhibit A to this Amendment

(b) Exhibit C of the Merger Agreement is hereby replaced with Exhibit B to this Amendment.

2. Miscellaneous. The terms, conditions and provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Merger Agreement, nor constitute a waiver or amendment of any provision of the Merger Agreement. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Merger Agreement, as though the other provisions of this Amendment were set forth in the Merger Agreement. This Amendment may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Chief Executive Officer

TITAN MERGER SUB I, INC.

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	President

TITAN MERGER SUB II, LLC

By:	/s/ Jason Mudrick
Name:	Jason Mudrick
Title:	Authorized Person

Signature Page to Amendment to the Agreement and Plan of Merger

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

TOPPS INTERMEDIATE HOLDCO, INC.

By:	/s/ Michael D. Eisner
Name:	Michael D. Eisner
Title:	Authorized Signatory

TORNANTE-MDP JOE HOLDING LLC

By:	Tornante Topps LLC
Its:	Operating Member

By:	The Tornante Company LLC
Its:	Sole Member

By:	/s/ Michael D. Eisner
Name:	Michael D. Eisner
Title:	Sole Member

EXHIBIT A

FINAL FORM

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

MUDRICK CAPITAL ACQUISITION CORPORATION II

Mudrick Capital Acquisition Corporation II, a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 30, 2020 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “Mudrick Capital Acquisition Corporation II.” An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 7, 2020 (the “First A&R Certificate of Incorporation”).

2. This Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

3. This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4. The First A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by the Merger Agreement. As part of the transactions contemplated by the Merger Agreement, all shares of the Class B Common Stock of the Corporation outstanding immediately prior to the effective time of the Merger (but in any event determined after giving effect to any surrender of shares of the Class B Common Stock as contemplated by the Sponsor Support Agreement) are being converted on a 1-for-1 basis into shares of Class A Common Stock of the Corporation. All Class A Common Stock issued and outstanding as of the effectiveness of this Certificate of Incorporation (including all Class A Common Stock issued pursuant to the Subscription Agreements), all Class A Common Stock issued upon conversion of Class B Common Stock as referred to in the immediately foregoing sentence and all Class A Common Stock issued as part of the Merger Agreement contemplated by the Merger Agreement shall be Class A Common Stock for all purposes of this Certificate of Incorporation.

5. This Certificate of Incorporation hereby amends and restates the provisions of the First A&R Certificate of Incorporation in its entirety as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is [__________] (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is [1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801]; and the name of the Corporation’s registered agent at such address is [The Corporation Trust Company].

ARTICLE III

PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 410,000,000 shares, consisting of: (i) 2,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 350,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 8,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which shall consist of two series: (A) 4,000,000 shares of “Series B-1 Common Stock” and (B) 4,000,000 shares of “Series B-2 Common Stock”; and (iv) 50,000,000 shares of Class E common stock, par value $0.0001 per share (“Class E Common Stock” and collectively with the Class A Common Stock and Class B Common Stock, the “Common Stock”).

(b) The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class B Common Stock or Class E Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, Class A Common Stock, the Class B Common Stock or Class E Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2 Preferred Stock.

(a) The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).

Section 4.3 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class B Common Stock and the Class E Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote.

(ii) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class B Common Stock, as such, shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class B Common Stock as a separate class are entitled to vote.

(iii) Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class E Common Stock, as such, shall be entitled to ten (10) votes for each share of Class E Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including, for the avoidance of doubt, the election or removal of directors, changes to the authorized number of shares pursuant to Section 4.1(b), amendments to the Certificate of Incorporation or the Bylaws, or matters on which holders of Class E Common Stock as a separate class are entitled to vote.

(iv) Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(v) Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (v) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class B Common Stock.

(A) Dividends and other distributions shall not be declared or paid on the Class B Common Stock, except as provided in this Section 4.3.

(B) If, at any time the Board declares a dividend or other distribution on the outstanding shares of Class A Common Stock, and any shares of Class B Common Stock remain issued and outstanding, then, the Board shall at such time declare a dividend on the outstanding shares of Class B Common Stock in the form of the right to receive an amount per share equal to the per share amount of the dividend declared by the Board in respect of Class A Common Stock (the “Class B Dividend Amount”). In declaring any such dividend, the Corporation shall fix the same record date for determining holders of Class A Common Stock and Class B Common Stock entitled to receive such dividend (each, a “Specified Record Date”) and the same payment date therefor (each, a “Specified Payment Date”). If, as of the applicable Specified Payment Date, shares of Class B Common Stock that were outstanding as of the applicable Specified Record Date have been converted into shares of Class A Common Stock or Class E Common Stock, as applicable, in accordance with the terms of this Certificate of Incorporation, then the Corporation shall pay the Class B Dividend Amount on the Specified Payment Date to the holders of such shares of Class B Common Stock as of the Specified Record Date. With respect to any shares of Class B Common Stock that remain outstanding as of the applicable Specified Payment Date, the Corporation shall, in lieu of paying the Class B Dividend Amount directly to the holders of such shares of Class B Common Stock, set aside or reserve for payment an amount equal to such Class B Dividend Amount in respect of each such outstanding share of Class B Common Stock (the “Reserve Amount”), which Reserve Amount shall be paid to such holders, if at all, only upon the occurrence of a Triggering Event with respect to such shares (as determined pursuant to the definition of “Triggering Event”); provided, however, that if a Triggering Event does not occur with respect to any shares of Class B Common Stock prior to the Earnout Termination Date, any amounts in the Reserve Amount with respect to such shares shall automatically be released to the Corporation, the right to receive the Class B Dividend Amount in respect of any share of Class B Common Stock for which a Triggering Event has not occurred as of such time shall be deemed to have expired, and the holders of Class B Common Stock for which a Triggering Event has not occurred as of such time shall have no entitlement to receive the Class B Dividend Amount.

(iii) Class E Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class E Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class E Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(iv) Notwithstanding anything to the contrary in the preceding subsections (i)-(iii), dividends may only be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c) Liquidation, Dissolution or Winding Up.

(i) Subject to Section 4.3(c)(ii), in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii) If, as of the date of determining the stockholders of the Corporation entitled to participate in a distribution of the remaining assets of the Corporation in connection with a liquidation, dissolution or winding up contemplated by this Section 4.3(c) any shares of Class B Common Stock remain issued and outstanding, then the holders of such shares of Class B Common Stock shall only be entitled to receive the par value of such shares, unless the amount of the distribution in connection with or following such liquidation, dissolution or winding up that would be payable in respect of a share of Class A Common Stock would cause a Triggering Event for such share of Class B Common Stock. To the extent that any remaining assets of the Corporation are to be distributed to the holders of Class B Common Stock pursuant to this Section 4.3(c)(ii), then such amounts shall be distributed Ratably to the Participating Shares and the shares of Class B Common Stock (assuming that, notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the shares of each series of Class B Common Stock then outstanding are treated as Participating Shares and tested separately on a series-by-series basis to determine whether a Triggering Event has occurred with respect to such series, and without duplication of any amounts that would otherwise be payable in respect of the shares of Class A Common Stock or Class E Common Stock, as applicable, into which such shares of Class B Common Stock would otherwise be convertible in connection with a Triggering Event).

(d) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall (in its capacity as such and without limiting any contractual rights) be entitled to preemptive or subscription rights.

(f) Conversion of Class E Common Stock.

(i) Each share of Class E Common Stock may be convertible at any time at the option of the holder thereof into one fully paid and nonassessable share of Class A Common Stock.

(ii) Each share of Class E Common Stock which has been Transferred to a Person other than a Qualified Transferee shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted upon such Transfer into one fully paid and nonassessable share of Class A Common Stock.

(iii) Upon the Sunset Time, each share of Class E Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted at such time into one fully paid and nonassessable share of Class A Common Stock.

(iv) Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class E Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class E Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class E Common Stock, issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class E Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(g) Conversion of Class B Common Stock. In the event that there has been a Triggering Event with respect to shares of Class B Common Stock (as determined pursuant to the definition of “Triggering Event”) prior to the Earnout Termination Date, such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or such holder be converted on the applicable Class B Conversion Date into an equal number of fully paid and nonassessable shares of (i) Class E Common Stock (solely with respect to then-current holders of Class E Common Stock) or (ii) Class A Common Stock. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class B Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock or Class E Common Stock, as applicable, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock or Class E Common Stock, as applicable, as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock or Class E Common Stock, as applicable, into which such holder’s shares of Class B Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of (i) Class A Common Stock solely for the purpose of effecting the conversion of shares of Class E Common Stock and certain Class B Common Stock into Class A Common Stock and (ii) Class E Common Stock solely for the purpose of effecting the conversion of certain shares of Class B Common Stock.

(i) Cancellation of Class B Common Stock. In the event that there has not been a Triggering Event with respect to any share of Class B Common Stock as of the Earnout Termination Date, such share of Class B Common Stock shall, automatically and without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation and cancelled for no consideration, on and effective as of 5:00 p.m. New York City time on the Earnout Termination Date, and thereafter the Corporation shall take all necessary action to retire such shares of Class B Common Stock that are reacquired by the Corporation and shall not be disposed of out of treasury or otherwise reissued. Any certificates that, prior to the Earnout Termination Date, represented shares of Class B Common Stock (to the extent representing shares of Class B Common Stock that were not converted) shall, if presented to the Corporation on or after the Earnout Termination Date, be cancelled.

ARTICLE V

CERTAIN MATTERS RELATING TO TRANSFERS

Section 5.1 Additional Issuances. Subject to the DGCL and the other terms of this Certificate of Incorporation, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Certificate of Incorporation. The Corporation shall not issue additional shares of Class B Common Stock or Class E Common Stock, except as provided in this Certificate of Incorporation.

Section 5.2 Cancellation.

(a) Shares of Class E Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class E Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class E Common Stock, other than a Transfer to a Qualified Transferee. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class E Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class E Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class E Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class E Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.

(b) If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class E Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of such shares of Class E Common Stock into Class A Common Stock has occurred, and if such holder does not within twenty-five (25) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class E Common Stock to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock as of the date of the Transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

Section 5.3 Certain Restrictions on Transfer.

(a) Without the prior written consent of the Corporation, and without limiting the rights of any party to the Registration Rights Agreement, neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Holder (or any Permitted Transferee that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) may be made during the Lock-Up Period applicable to such Lock-Up Shares. During the Lock-Up Period applicable to any Non-Electing Holder (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer), any purported Transfer of Lock-Up Shares by such Non-Electing Holder (or such Permitted Transferee) other than in accordance with this Certificate of Incorporation shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.

(b) No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with applicable federal and state securities laws.

(c) The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 5.3 and remove such restrictive legends at the time the applicable restrictions under this Section 5.3 are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 5.3 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 5.3 in accordance with the DGCL.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VII

BOARD OF DIRECTORS

Section 7.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Without limiting the rights of any party to the Investor Rights Agreement, or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) Without limiting the rights of any party to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors, “Preferred Stock Directors”)) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Effective Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting following the Effective Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed (other than in respect of any Preferred Stock Directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. Without limiting the rights of any party to the Investor Rights Agreement, the Board is authorized to assign members of the Board already in office at the Effective Date to their respective class.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

Section 7.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors and without limiting the rights of any party to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Without limiting the rights of any party to the Investor Rights Agreement, any or all of the directors (other than any Preferred Stock Director) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Without limiting the rights of any party to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time shares of Class E Common Stock remain outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when there are not any shares of Class E Common outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock or any class of Common Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock or in this Certificate of Incorporation with respect to such class of Common Stock.

Section 8.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”) against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.

ARTICLE X

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to such Indemnitee in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations he or she may have as of the date of this Certificate of Incorporation or in the future. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which an Indemnitee may be a party or the rights of any other party thereto restricting such Indemnitee’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, the Corporation hereby waives and renounces any interest or expectancy that any such Indemnitee shall offer any such corporate opportunity of which he or she may become aware to the Corporation (except to the extent such corporate opportunity is an Excluded Opportunity).

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which an Indemnitee may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) such Indemnitee shall not have any fiduciary duty to refrain from the engagement in competitive activities in accordance with the provisions of this Article XI, (ii) it shall not be a breach of any Indemnitee’s duties or any other obligation of any type whatsoever of any Indemnitee if an Indemnitee engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Indemnitee shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Indemnitee pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of an Indemnitee or an Affiliate of Indemnitee (other than the Corporation or any of its Subsidiaries) over which such Indemnitee has no direct or indirect influence or control, including, but not limited to, a blind trust.

For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Indemnitees, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Indemnitee may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII

SEVERABILITY

If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by or other wrongdoing by any current or former director, officer, employee, agent or stockholder of the

Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation (as it may be amended or restated) or the Bylaws (as they may be amended or restated) or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall, to the fullest extent permitted by law, be another state or federal court located within the State of Delaware, in each such case. The federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The provisions of this Article XIII shall not preclude or contract the scope of exclusive federal jurisdiction for suits brought under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV

AMENDMENTS

Except as otherwise expressly provided in this Certificate of Incorporation, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XV

DEFINITIONS

Section 15.1 Definitions. As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:

(a) “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).

(b) “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

(c) “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d) “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(e) “Class B Conversion Date” means, with respect to any share of Class B Common Stock, the date upon which a Triggering Event with respect to such share of Class B Common Stock shall have occurred (as determined pursuant to the definition of “Triggering Event”).

(f) “Closing” has the meaning given to such term in the Merger Agreement.

(g) “Earnout Termination Date” means the third anniversary of the Closing.

(h) “Effective Date” means the date of the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

(i) “Family Member” has the meaning given to such term in the Registration Rights Agreement.

(j) “Holder Earnout Shares” has the meaning given to such term in the Merger Agreement.

(k) “Investor Rights Agreement” means the Investor Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(l) “Lock-Up Period” means:

(A) with respect to any shares of Class A Common Stock or Class E Common Stock held by a Non-Electing Holder or a Permitted Transferee thereof with respect to such shares of Common Stock, the period commencing on the Effective Date and continuing until the date that is six months following the Effective Date; and

(B) with respect to any Class B Common Stock held by a Non-Electing Holder or a Permitted Transferee thereof with respect to such shares of Class B Common Stock, the period commencing upon the Effective Date and continuing until the later of (1) the occurrence of a Triggering Event for such Class B Common Stock (as determined pursuant to the definition of “Triggering Event”), at which time, such Class B Common Stock shall be converted to Class A Common Stock or Class E Common Stock, as applicable, on the applicable Class B Conversion Date as provided in this Certificate of Incorporation, and (2) the date that is six months following the Effective Date.

(m) “Lock-Up Shares” means shares of Common Stock held by a Non-Electing Holder or, in respect of such shares of Common Stock, a Permitted Transferee thereof. For the avoidance of doubt, shares of Class A Common Stock, which prior to the Effective Date were shares of Class A Common Stock as a result of the Corporation’s initial public offering and shares of Class A Common Stock issued as part of the PIPE Financing, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under this Certificate of Incorporation.

(n) “Merger Agreement” means that certain Merger Agreement, dated as of April [•], 2021 by and among the Corporation, Topps Intermediate Holdco, Inc., Tornante—Joe MDP Holding LLC and other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time.

(o) “Non-Electing Holder” means any Person that , (i) received shares of Common Stock as consideration under the Merger Agreement or upon distribution from such recipient and (ii) did not execute a counterpart to the Registration Rights Agreement agreeing to be party thereto.

(p) “Participating Shares” means shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. For the avoidance of doubt, (i) shares of Class E Common Stock shall be considered Participating Shares and (ii) shares of Class B Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided herein.

(q) “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee of the transferor upon prior written notice to the Corporation and any other Person to whom notice is required to be given under the Registration Rights Agreement, (ii) a transfer of shares of Class E Common Stock or Class B Common Stock to the Corporation in accordance with Section 4.3, (iii) made in accordance with the Registration Rights Agreement (subject to the Lock-Up Period), (iv) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the business combination transactions contemplated by the Merger Agreement which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property.

(r) “Permitted Transferee” means: (i) with respect to any Person, (A) any Family Member of such Person, (B) any Affiliate of such Person or direct or indirect beneficial owner or equity holder of such Person, (C) one or more employees of Tornante or its Affiliates (but only, in the case of this clause (C) with respect to up to 3% of the Common Stock issued to Tornante at the Closing), (D) any Affiliate of any Family Member of such Person or (E) any members of the Sponsor or any Affiliates of the Sponsor, (ii) with respect to any Person (other than a Qualified Stockholder) that is a natural person, (A) by virtue of laws of descent and distribution upon death of such individual or (B) in accordance with a qualified domestic relations order; and (iii) with respect to any Qualified Stockholder, (A) the Persons referred to in clause (i) with respect to such Qualified Stockholder and (B) any Qualified Transferee of such Qualified Stockholder. Without limiting the generality of the foregoing, any beneficial owner or equity holder of a Holder (as defined in the Registration Rights Agreement) that receives shares of Common Stock by virtue of the laws of the State of Delaware or the organizational documents of a Holder upon dissolution of such Holder shall be a Permitted Transferee of such Holder.

(s) “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

(t) “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; provided, that with respect to the shares held by such Qualified Trust only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such Qualified Trust; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; provided, that with respect to the shares held by such Person only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such entity; (c) any Charitable Trust validly created by a Qualified Stockholder; provided, that with respect to the shares held by such Charitable Trust only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such Charitable Trust; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; provided, that with respect to the shares held by such revocable living trust which trust is itself both a Qualified Trust and a Qualified Stockholder, only for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such Qualified Trust; (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable, and (f) in the case of Tornante or any Permitted Transferee, in each case, with respect to the shares held by such Person for so long as Michael Eisner directly or indirectly has voting power such that Michael Eisner has Voting Control over the shares directly or indirectly held by such entity.

(u) “Qualified Stockholder” means (i) Tornante, (ii) Michael Eisner, (iii) Tornante Company, LLC or (iv) a Qualified Transferee of the foregoing.

(v) “Qualified Transfer” means any Transfer of a share of Common Stock:

(i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii) by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class E Common Stock is Transferred to it, that such share of Class E Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.

(w) “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(x) “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(y) “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(z) “Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the Effective Date, by and among the Corporation and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(aa) “Restricted Transfer” means any Transfer other than a Permitted Transfer.

(bb) “Sponsor Support Agreement” has the meaning given to such term in the Merger Agreement.

(cc) “Subscription Agreement” has the meaning given to such term in the Merger Agreement.

(dd) “Sunset Time” means 5:00 p.m. New York City time on the first day (x) following the death or irreversible mental incapacity of Michael Eisner; (y) Michael Eisner ceases to own, directly or indirectly, a majority of the voting power of Tornante; and (z) the aggregate number of shares of Common Stock Beneficially Owned by Michael Eisner, his Affiliates and their respective Permitted Transferees is less than one-third of the number of Shares of Common Stock Beneficially Owned by such Persons immediately after giving effect to the Closing (assuming, in each case, the share counts are equitably adjusted for any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise affecting the Common Stock occurring after the Effective Date).

(ee) “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(ff) “Tornante” means Tornante Topps LLC.

(gg) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(hh) “Triggering Event” means:

(A) with respect to shares of Series B-1 Common Stock that constitute Holder Earnout Shares, the earlier to occur of the following (but only if occurring on or prior to the eighteen (18) month anniversary of the Effective Date):

(1) the Volume Weighted Average Share Price equals or exceeds $14.00 per share for any 20 trading days within any 30 consecutive trading day period following the Effective Date; and

(2) if the Corporation or any of its Subsidiaries consummates a merger, consolidation, tender offer, exchange offer or business combination or sale of all or substantially of its assets (each, a “Sale Transaction”) and the consideration (other than contingent consideration) payable in respect of each outstanding share of Class A Common Stock in connection therewith equals or exceeds $14.00 per share; and/or

(B) with respect to shares of Series B-1 Common Stock for which a Triggering Event has not occurred and shares of Series B-2 Common Stock, in each case that constitute Holder Earnout Shares, the earlier to occur of the following (but only if occurring on or prior to the Earnout Termination Date):

(1) the Volume Weighted Average Share Price equals or exceeds $16.00 per share for any 20 trading days within any 30 consecutive trading day period following the Effective Date; and

(2) if the Corporation or any of its Subsidiaries consummates a Sale Transaction and the consideration (other than contingent consideration) payable in respect of each outstanding share of Class A Common Stock in connection therewith equals or exceeds $16.00 per share.

(C) with respect to the foregoing clause (A) and (B), if the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leverage recapitalization), each of the applicable per share prices in this definition of “Triggering Event” shall be equitably adjusted by the Corporation in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment to this Certificate of Incorporation, scheme, arrangement or extraordinary dividend or other applicable transaction.

For the avoidance of doubt, the shares of Series B-1 Common Stock that constitute Holder Earnout Shares benefit from the Triggering Events set forth in both clause (A) and clause (B) of this definition and in no event shall any such shares of Series B-1 Common Stock be forfeited, cancelled or surrendered until the earlier to occur of (i) the Earnout Termination Date and (ii) a Sale Transaction that does not constitute a “Triggering Event” in accordance with clause (B)(2) of this definition.

(ii) “Volume Weighted Average Share Price” has the meaning given to such term in the Merger Agreement.

(jj) “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly, to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

[Signature Page Follows]

IN WITNESS WHEREOF, [__] has caused this Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this [__]th day of [__], 2021.

[__]

By:
Name:	[__]
Title:	[__]

EXHIBIT B

FINAL FORM

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as may be amended, supplemented or restated from time to time in accordance with the terms herein, this “Agreement”) is made and entered into as of [●], 2021 (the “Effective Date”), by and among Mudrick Capital Acquisition Corporation II, a Delaware corporation (“PubCo”), Topps Intermediate Holdco, Inc., a Delaware corporation (the “Company”), Tornante Topps LLC (“Tornante”), each of the Persons identified on the signature pages hereto under the heading “MDP” (collectively, “MDP,” and together with Tornante, each a “Nominating Investor”), and each of the Persons (if any) executing a counterpart to the signature pages hereto under the heading “Other Investors” (each, an “Other Investor,” and together with Tornante and MDP, the “Investors”). Each of PubCo, the Company, Tornante, MDP and the Other Investors may be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, in connection with the business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of 6, 2021, by and among the PubCo, the Company, Titan Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Titan Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), and Tornante-MDP Joe Holding LLC, a Delaware limited liability company, and the other parties thereto (as amended, modified, supplemented or waived, the “Merger Agreement”), (i) PubCo is acquiring the Company and (ii) the Investors are acquiring a controlling interest in the PubCo; and

WHEREAS, as of the Effective Date, the Parties desire to set forth their agreement with respect to governance and certain other matters relating to PubCo, in each case in accordance to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties to this Agreement agrees as follows:

1. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person shall mean any other Person controlled by, controlling or under common control with such Person; where “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise).

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” has the meaning set forth in Section 2(a).

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Pubco, as the same may be amended or restated from time to time.

“Class A Common Stock” has the meaning given to such term in the Certificate of Incorporation.

“Class B Common Stock” has the meaning given to such term in the Certificate of Incorporation.

“Class E Common Stock” has the meaning given to such term in the Certificate of Incorporation.

“Class E Voting Shares” means the product of (i) the number of all shares of Class E Common Stock issued and outstanding, multiplied by (ii) 10.

“Common Stock” means Class A Common Stock, Class B Common Stock and Class E Common Stock.

“Director” means a member of the Board.

“Exchange” means the NASDAQ Stock Market or any other exchange on which the Common Stock of PubCo is then listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“MDP Ownership Percentage” means, as of any date of determination, the total number of Voting Shares Beneficially Owned by MDP or its Permitted Transferees divided by the total number of Voting Shares outstanding.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that the Directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with governmental entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

“Registration Rights Agreement” has the meaning given such term in the Merger Agreement.

“Tornante Ownership Percentage” means, as of any date of determination, the total voting power of Voting Shares Beneficially Owned by Tornante or its Permitted Transferees divided by the total voting power of all Voting Shares outstanding.

“Total Number of Directors” means the total number of Directors comprising the Board as established from time to time in accordance with the PubCo’s Bylaws and the terms of this Agreement.

“Voting Shares” means collectively, the number of shares of Class A Common Stock and shares of Class B Common Stock, plus the number of Class E Voting Shares and all shares of each other class or series of stock of the PubCo entitled to vote generally in the election of directors.

(b) Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

i.	the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

ii.	the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

iii.	references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

2. Board of Directors.

(a) Initial Composition of the Board. The board of directors of PubCo (the “Board”) immediately following the closing of the transactions contemplated by the Merger Agreement is being determined in accordance with the Merger Agreement. The Directors are being divided into three classes of Directors, with each class serving for staggered three year-terms. The initial term of the “Class I Directors” shall expire immediately following PubCo’s first annual meeting of stockholders following the closing of the transactions contemplated by the

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Merger Agreement. The initial term of the “Class II Directors” shall expire immediately following PubCo’s second annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement. The initial term of the “Class III Directors” shall expire immediately following PubCo’s third annual meeting of stockholders following the closing of the transactions contemplated by the Merger Agreement. It is agreed that an individual nominated by MDP (the “MDP Director”), originally Scott Pasquini, shall serve as a Class III Director.

(b) From and after the closing of the transactions contemplated by the Merger Agreement, Tornante shall have the right, but not the obligation, to nominate to the Board a number of designees (each individual nominated by Tornante, a “Tornante Director”) equal to the product of (x) the Total Number of Directors multiplied by (y) the Tornante Ownership Percentage, rounded up to the nearest whole number (e.g., 1 1⁄4 Directors shall equate to 2 Directors) or, if the Company is a “controlled company”, such greater percentage of the members of the Board as permitted by the Exchange and law (subject to the rights of MDP with respect to the MDP Director); provided, that Tornante’s right to nominate any directors pursuant to this Agreement shall terminate at any time that the Tornante Ownership Percentage is less than 10%; provided, further, that in the event that the Tornante Ownership Percentage is less than 50% and rounding to the nearest whole number would result in Tornante having the right to nominate over 50% of the Total Number of Directors, Tornante shall instead have the right, but not the obligation, to nominate to the Board a number of Directors equal to the product of (x) the Total Number of Directors multiplied by (y) the Tornante Ownership Percentage, rounded down to the nearest whole number. For purposes of calculating the number of directors that Tornante is entitled to designate pursuant to the immediately preceding sentence, any such calculations shall be made after taking into account any increase in the Total Number of Directors (determined on the basis of the number of Directors that Tornante would be entitled to nominate in accordance with this Agreement if such expansion occurred immediately prior to any meeting of the stockholders of PubCo called with respect to the election of members of the Board). Because the Board is classified, the total number of Directors that Tornante shall be entitled to nominate in connection with any election of directors shall equal the total number of Directors that Tornante is then entitled to nominate pursuant to this Section 2 minus the number of Directors whose terms do not expire at such meeting. PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected each Director nominated by Tornante in accordance with this Section 2.

(c) In the event that Tornante has nominated less than the total number of designees that such Nominating Investor is then entitled to nominate pursuant to this Section 2, then such Nominating Investor shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case, PubCo and the Directors shall take all necessary corporation action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Delaware law), to (x) enable such Nominating Investor to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to designate such additional individuals nominated by such Nominating Investor to fill such newly created vacancies or to fill any other existing vacancies.

(d) PubCo shall pay all reasonable out-of-pocket expenses incurred by each of the Directors in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board in accordance with PubCo’s policies and procedures.

(e) No Director nominated in accordance with this Agreement shall be required to resign prior to the end of the then current term for such Director regardless of whether the Person(s) nominating such Director are entitled to nominate a Director at the next election of Directors.

(f) In the event that any Tornante Director shall cease to serve as a Director for any reason prior to the expiration of such Tornante Director’s then-current term, Tornante shall be entitled to designate such Tornante Director’s successor in accordance with this Agreement (regardless of Tornante’s beneficial ownership in PubCo at the time of such vacancy) and the Board shall promptly fill the vacancy with such successor nominee; it being

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understood that any such designee shall serve the remainder of the term of the Tornante Director whom such designee replaces. In the event that any MDP Director shall cease to serve as a Director for any reason prior to the expiration of such MDP Director’s then-current term (as determined in accordance with Section 2(a)), MDP shall be entitled to designate such MDP Director’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor nominee; it being understood that any such designee shall serve the remainder of the term of the MDP Director whom such designee replaces; provided, that in the event the MDP Ownership Percentage is less than 10%, the nominee for MDP Director (other than to the extent such nominee is a member of management of MDP as of the date hereof) shall be subject to Tornante’s prior approval (such approval not to be unreasonably withheld). Notwithstanding anything to the contrary in the Certificate of Incorporation, PubCo agrees (and Tornante agrees solely with PubCo) not to remove or vote to remove any MDP Director from the Board other than for “cause” prior to the expiration of such Director’s initial term on the Board.

(g) If any Director is not appointed or elected to the Board because of such Person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, then the applicable Nominating Investor shall be entitled to designate promptly another nominee and the director position for which the original Director was nominated shall not be filled pending such designation.

(h) So long as any Nominating Investor has the right to nominate Directors under this Agreement or any such Director is serving on the Board, PubCo shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage in an amount reasonably satisfactory to Tornante, and the Certificate of Incorporation and bylaws (each as may be further amended, supplemented or waived in accordance with its terms, the “Organizational Documents”) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

(i) PubCo agrees with the Nominating Investors that at any time PubCo qualifies as a “controlled company” under the rules of the Exchange, PubCo will elect to be a “controlled company” for purposes of the Exchange and will disclose in its annual meeting proxy statement that it is a “controlled company” and shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent Directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent Directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee (together with [the Nominating and Governance Committee and the Executive Committee], the “Key Committees) be composed entirely of independent Directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the Exchange.

(j) If at any time PubCo is not a “controlled company” and is required by applicable law or the Exchange listing standards to have a majority of the Board comprised of “independent directors” (subject in each case to any applicable phase-in periods), Tornante’s Directors shall include a number of Persons that qualify as “independent directors” under applicable law and the Exchange listing standards such that, together with any other “independent directors” (including any MDP Director or any replacement or new Director to the extent then so qualifying) then serving on the Board that are not Tornante Directors, the Board is comprised of a majority of “independent directors” as required by the Exchange listing standards.

(k) At any time that any Nominating Investor shall have any nomination rights under this Section 2, the Company shall not take any action, including making or recommending any amendment to the Organizational Documents that could reasonably be expected to adversely affect such Nominating Investor’s rights under this Agreement, in each case without the prior written consent of any other Nominating Investor.

3. PubCo Obligations. PubCo agrees to use its reasonable best efforts to ensure that (i) each Tornante Director and the MDP Director with respect to a particular class of directors is included in the Board’s slate of

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nominees to the stockholders (the “Board’s Slate”) for each election of Directors of such class; and (ii) each Tornante Director and the MDP Director to a particular class of Directors is included in the proxy statement prepared by management of PubCo in connection with soliciting proxies for every meeting of the stockholders of PubCo called with respect to the election of Directors of such class (each, a “Director Election Proxy Statement”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of PubCo or the Board with respect to the election of Directors. Unless any Nominating Investor entitled to nominate a Director notifies PubCo otherwise prior to the mailing to stockholders of the Director Election Proxy Statement relating to an election of directors, the Directors previously nominated by such Nominating Investor and currently serving on the Board shall automatically be presumed to be the same applicable Directors for such Nominating Investor, and no further action shall be required of such Nominating Investor for the Board to include such Directors on the Board’s Slate.

4. Committees. On the Effective Date, (a) each committee of the Board shall include at least one independent director thereon and (b) the MDP Director (unless otherwise elected by such MDP Directors) and at least one Tornante Director determined by Tornante shall serve on each of the Key Committees, in each case to the extent permissible under applicable law or listing standards of the Exchange, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for “controlled companies,” and any applicable phase-in periods). If under applicable law or listing standards of the Exchange, after taking into account any applicable exceptions, only one of the MDP Director and a Tornante Director is permitted to serve on any committee of the Board, such committee shall include at least one Tornante Director determined by Tornante. Any additional committee members shall be determined by the Board. Directors designated to serve on a Board committee shall have the right to remain on such committee until the next election of Directors (subject to applicable law or listing standards of the Exchange); provided that in respect of the MDP Director, any change in the MDP Ownership Percentage following such designation shall not affect such right.

5. Amendment and Waiver. No provision of this Agreement may be amended or waived without the express written consent of PubCo, Tornante, and MDP; provided that any such amendment or modification of Sections 5 through 18 that would be materially adverse to an Other Investor in a manner disproportionate to such Other Investors shall require the prior written consent of such Other Investor as long as it Beneficially Owns Class A Common Stock; provided, further that a provision that is terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No Investor shall be obligated to nominate all (or any) of the Directors it is entitled to nominate pursuant to this Agreement for any election of directors but the failure to do so shall not constitute a waiver of its rights hereunder with respect to future elections; provided, however, that in the event that any Investor fails to nominate all (or any) of the Directors it is entitled to nominate pursuant to this Agreement prior to the mailing to stockholders of the Director Election Proxy Statement relating to such election (or, if earlier, the filing of the definitive Director Election Proxy Statement with the U.S. Securities and Exchange Commission), the Nominating and Governance Committee of the Board shall be entitled to nominate individuals in lieu of such Directors for inclusion in the Board’s Slate and the applicable Director Election Proxy Statement with respect to the election for which such failure occurred and the Investors shall be deemed to have waived its rights hereunder with respect to such election. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6. Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding the foregoing, no Party may not assign any of its rights or obligations hereunder without the prior written consent of the other Parties hereto. Except as otherwise expressly provided in the following and except for the rights of the Indemnified Parties with respect to Section 16, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement. Upon written notice to PubCo, either Tornante, or MDP

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may assign to any Permitted Transferee of such Investor (other than a portfolio company) all of its rights hereunder and, following such assignment, such assignee shall be deemed to be Tornante or MDP, respectively, for all purposes hereunder.

7. Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

9. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the Parties in any federal court located in the State of Delaware or any Delaware state court, and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the Parties agrees that service of process upon such party at the address referred to in Section 18, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

11. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the Parties with respect to the subject matter hereof.

12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other Parties. An executed copy or counterpart hereof delivered by facsimile or email shall be deemed an original instrument.

13. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

14. Further Assurances. Each of the Parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

15. Specific Performance. Each of the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

16. Indemnification; Exculpation.

(a) PubCo shall defend, indemnify and hold harmless each Investor and its respective Affiliates, partners, employees, agents, directors, managers, officers and controlling Persons (collectively, the “Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs, expenses, or obligations of any kind or nature (whether accrued or fixed, absolute or contingent) in connection therewith

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(including reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) any Investor’s or its Affiliates’ control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities are liabilities of any Indemnified party or its Affiliates pursuant to any indemnification obligation of such Indemnified Party or its Affiliates to PubCo or its Affiliates (other than such Indemnified Party), under the Merger Agreement and the Transaction Agreements (y) to the extent such Indemnified Liabilities arise out of any breach of this Agreement by an Indemnified Party or its Affiliates or the breach of any fiduciary or other duty or obligation of such Indemnified Party to its direct or indirect equity holders, creditors or Affiliates or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s gross negligence, bad faith or willful misconduct), (ii) the business, operations, properties, assets or other rights or liabilities of PubCo or any of its subsidiaries (other than claims by PubCo against any such Indemified Party as a result of a contractual commercial arrangement between such parties) or (iii) any services provided prior, on or after the date of this Agreement by any Investor or its Affiliates to PubCo or any of its subsidiaries as a member of the Board. PubCo shall defend at its own cost and expense in respect of any Action which may be brought against PubCo and/or its Affiliates and the Indemnified Parties. PubCo shall defend at its own cost and expense any and all Actions which may be brought in which the Indemnified Parties may be impleaded with others upon any Action by the Indemnified Parties, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Indemnified Parties, then such Indemnified Party shall reimburse PubCo for the costs of defense and other costs incurred by PubCo in proportion to such Indemnified Party’s culpability as proven. In the event of the assertion against any Indemnified Party of any Action or the commencement of any Action, PubCo shall be entitled to participate in such Action and in the investigation of such Action and, after written notice from PubCo to such Indemnified Party, to assume the investigation or defense of such Action with counsel of PubCo’s choice at PubCo’s expense; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, PubCo may retain one firm of counsel to represent all Indemnified Parties in such Action; provided, however, that the Indemnified Party shall have the right to employ a single firm of separate counsel (and any necessary local counsel) and to participate in the defense or investigation of such Action and PubCo shall bear the expense of such separate counsel (and local counsel, if applicable), if (x) in the opinion of counsel to the Indemnified Party use of counsel of PubCo’s choice could reasonably be expected to give rise to a conflict of interest, (y) PubCo shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such Action or (z) PubCo shall authorize the Indemnified Party to employ separate counsel at PubCo’s expense. PubCo further agrees that with respect to any Indemnified Party who is employed, retained or otherwise associated with, or appointed or nominated by, any Investor or any of its Affiliates and who acts or serves as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to PubCo or any of its subsidiaries, that PubCo or such subsidiaries, as applicable, shall be primarily liable for all Indemnified Liabilities afforded to such Indemnified Party acting in such capacity or capacities on behalf or at the request of PubCo, whether the Indemnified Liabilities are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. PubCo hereby agrees that in no event shall PubCo or any of its subsidiaries have any right or claim against any Investor for contribution or have rights of subrogation against any Investor through an Indemnified Party for any payment made by PubCo or any of its subsidiaries with respect to any Indemnified Liability. In addition, PubCo hereby agrees that in the event that any Investor pays or advances an Indemnified Party any expenses with respect to an Indemnified Liability, PubCo will, or will cause its subsidiaries to, as applicable, promptly reimburse such Investor respectively, for such payment or advance upon request; subject to the receipt by PubCo of a written undertaking executed by the Indemnified Party and such Investor, as applicable, that makes such payment or advance to repay any such amounts if it shall ultimately be determined by a court of competent jurisdiction that such Indemnified Party was not entitled to be indemnified by PubCo. The foregoing right to indemnity shall be in addition to any rights that any Indemnified Party may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent

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contemplated by this Section 16, then PubCo shall contribute to the amount paid or payable by the Indemnified Party as a result of such Action in such proportion as is appropriate to reflect the relative benefits received by PubCo, on the one hand, and the Indemnified Party, as the case may be, on the other hand, as well as any other relevant equitable considerations.

(b) PubCo hereby acknowledges that certain of the Indemnified Parties have certain rights to indemnification, advancement of expenses and/or insurance provided by investment funds managed by an Investor or its Affiliates (collectively, the “Fund Indemnitors”). PubCo hereby agrees with respect to any indemnification, hold harmless obligation, expense advancement or reimbursement provision or any other similar obligation whether pursuant to or with respect to this Agreement, the organizational documents of PubCo or any of its subsidiaries or any other agreement, as applicable, (i) that PubCo and its subsidiaries are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for claims, expenses or obligations arising out of the same or similar facts and circumstances suffered by any Indemnified Party are secondary), (ii) that PubCo shall be required to advance the full amount of expenses incurred by any Indemnified Party and shall be liable for the full amount of all expenses, liabilities, obligations, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement, the organizational documents of PubCo or any of its subsidiaries or any other agreement, as applicable, without regard to any rights any Indemnified Party may have against the Fund Indemnitors, and (iii) that PubCo, on behalf of itself and each of its subsidiaries, irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all Actions against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. PubCo further agrees that no advancement or payment by the Fund Indemnitors on behalf of any Indemnified Party with respect to any Action for which any Indemnified Party has sought indemnification from PubCo shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any Indemnified Party against PubCo. PubCo agrees that the Fund Indemnitors are express third-party beneficiaries of the terms of this Section 16.

17. Notices. All notices, requests and other communications to any party or to PubCo shall be in writing (including telecopy or similar writing) and shall be given,

If to PubCo:

[●]

[●]

Attention:

Email:

With a copy to (which shall not constitute notice):

and

The Tornante Company, LLC

233 S. Beverly Dr.

Beverly Hills, CA 90212

Attention:	Andy Redman and Val Cohen
Facsimile:	(310) 228-6801
Email:	andy.redman@tornante.com and val.cohen@tornante.com and

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If to Tornante or any Tornante Director:

The Tornante Company, LLC

233 S. Beverly Dr.

Beverly Hills, CA 90212

Attention:	Andy Redman and Val Cohen
Facsimile:	(310) 228-6801
Email:	andy.redman@tornante.com and val.cohen@tornante.com

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C. and Aisha P. Lavinier
Email:	richard.campbell@kirkland.com and aisha.lavinier@kirkland.com

If to any member of [Other Investor] or any [Other Investor] Director:

[●]

[●]

Attention:	[●]
Email:	[●]

with copies (which shall not constitute notice) to:

[●]

[●]

[●]

Attention:	[●]
Email:	[●]

or to such other address or facsimile number as such party or PubCo may hereafter specify for the purpose by notice to the other Parties and PubCo. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 18 during regular business hours.

*        *        *         *        *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

PUBCO:

MUDRICK CAPITAL ACQUISITION CORPORATION II

By:
Name:
Title:

COMPANY:

TOPPS INTERMEDIATE HOLDCO, INC.

By:
Name:
Title:

MDP:

MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS V-C, L.P.

By:
Name:
Title:

MADISON DEARBORN CAPITAL PARTNERS V EXECUTIVE-A, L.P.

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

TORNANTE:

TORNANTE TOPPS, LLC

By:
Name:
Title:

[Other Investors]:

[ ]

[Signature Page to Investor Rights Agreement]